                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                                  PHARMACOPEIA, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      071713B10
--------------------------------------------------------------------------------
                                    (CUSIP Number)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                            (CONTINUED ON FOLLOWING PAGES)

                                  Page 1 of 17 Pages
                          Exhibit Index Contained on Page 14

 CUSIP NO. 071713B10                 13G                     Page 2 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kleiner Perkins Caufield & Byers VI, L.P., a
           California Limited Partnership ("KPCB VI")
           94-3157816

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                                      - 0 -
    BENEFICIALLY
      OWNED BY      6   SHARED VOTING POWER
        EACH                                                       - 0 -
     REPORTING
       PERSON       7   SOLE DISPOSITIVE POWER
        WITH                                                       - 0 -

                    8   SHARED DISPOSITIVE POWER
                                                                   - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                   - 0 -

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   - 0 -

 12   TYPE OF REPORTING PERSON*
                                                                      PN


             * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 071713B10                  13G                    Page 3 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB VI Associates, L.P., a California Limited
           Partnership ("KPCB VI Associates") 94-3158010

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                                          - 0 -
    BENEFICIALLY
      OWNED BY      6                                                  - 0 -
        EACH
     REPORTING      7   SOLE DISPOSITIVE POWER
       PERSON                                                          - 0 -
        WITH
                    8   SHARED DISPOSITIVE POWER                       - 0 -
                        shares directly owned by KPCB VI.
                        KPCB VI Associates is the general
                        partner of KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                       - 0 -

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                           / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       - 0 -

 12   TYPE OF REPORTING PERSON*
                                                                          PN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 071713B10                   13G                   Page 4 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brook H. Byers

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        35,520
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        The Brook H. Byers Trust holds 8,457
     REPORTING          shares, beneficial ownership of which
       PERSON           Mr. Byers disclaims.
        WITH
                    7   SOLE DISPOSITIVE POWER
                                                                      35,520

                    8   SHARED DISPOSITIVE POWER
                        The Brook H. Byers Trust holds 8,457
                        shares, beneficial ownership of which
                        Mr. Byers disclaims.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     43,977

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                          / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        .4%

 12   TYPE OF REPORTING PERSON*
                                                                         IN


               * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 071713B10                  13G                    Page 5 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        14,224
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        The Vinod & Neeru Khosla Trust holds
     REPORTING          14,836 shares, beneficial ownership of
       PERSON           which Mr. Khosla disclaims.
        WITH
                    7   SOLE DISPOSITIVE POWER
                                                                      14,224

                    8   SHARED DISPOSITIVE POWER
                        The Vinod & Neeru Khosla Trust holds
                        14,836 shares, beneficial ownership of
                        which Mr. Khosla disclaims.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      29,060

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                           / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .3%

 12   TYPE OF REPORTING PERSON*
                                                                          IN


                 * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 071713B10                  13G                    Page 6 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        21,970
      SHARES
    BENEFICIALLY    6                                                  - 0 -
   OWNED BY EACH
     REPORTING      7   SOLE DISPOSITIVE POWER
       PERSON                                                         21,970
        WITH
                    8                                                  - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      21,970

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                           / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .2%

 12   TYPE OF REPORTING PERSON*
                                                                          IN


           * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 071713B10                13G                      Page 7 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        38,989
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        The Child(ren) of L. John Doerr Trust
     REPORTING          holds 8,457 shares, beneficial
       PERSON           ownership of which Mr. Doerr disclaims.
        WITH
                    7   SOLE DISPOSITIVE POWER
                                                                      38,989

                    8   SHARED DISPOSITIVE POWER
                        The Child(ren) of L. John Doerr Trust
                        holds 8,457 shares, beneficial
                        ownership of which Mr. Doerr disclaims.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      47,446

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                           / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .4%

 12   TYPE OF REPORTING PERSON*
                                                                          IN


                 * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 071713B10                  13G                    Page 8 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph S. Lacob

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        30,168
       SHARES
    BENEFICIALLY    6                                                  - 0 -
   OWNED BY EACH
     REPORTING      7   SOLE DISPOSITIVE POWER
       PERSON                                                         30,168
        WITH
                    8                                                  - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      30,168

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                           / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .3%

 12   TYPE OF REPORTING PERSON*
                                                                          IN


                 * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 071713B10                  13G                    Page 9 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bernard Lacroute

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        30,163
      SHARES
    BENEFICIALLY    6                                                  - 0 -
    OWNED BY EACH
     REPORTING      7   SOLE DISPOSITIVE POWER
       PERSON                                                         30,163
        WITH
                    8                                                  - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      30,163

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                           / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .3%

 12   TYPE OF REPORTING PERSON*
                                                                          IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 071713B10                   13G                   Page 10 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James P. Lally

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                        43,095
       SHARES
    BENEFICIALLY    6                                                  - 0 -
    OWNED BY EACH
     REPORTING      7   SOLE DISPOSITIVE POWER
       PERSON                                                         43,095
        WITH
                    8                                                  - 0 -

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      43,095

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                           / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .4%

 12   TYPE OF REPORTING PERSON*
                                                                          IN


                 * SEE INSTRUCTIONS BEFORE FILLING OUT!

 ITEM 1(A).    NAME OF ISSUER.

               Pharmacopeia, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               201 College Road East
               Princeton, NJ  08540

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

               This amended statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates are set forth on Exhibit B hereto.

               KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI").


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

               Common Stock
               CUSIP # 071713B10

ITEM 3.        NOT APPLICABLE.

ITEM 4.        OWNERSHIP.

               Please see item 5.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Pharmacopeia, Inc.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable - see item 5.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                      SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                                   KPCB VI ASSOCIATES, L.P.,
                                   A CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       ------------------------------------
                                        A General Partner


                                   KLEINER PERKINS CAUFIELD & BYERS
                                   VI, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ BROOK H. Byers
                                       ------------------------------------
                                        A General Partner


                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH S. LACOB
                                   BERNARD LACROUTE
                                   JAMES P. LALLY


                                   By: /s/ Michael S. Curry
                                       ------------------------------------
                                        Michael S. Curry
                                        Attorney-in-Fact

                                    EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
---------                                                   --------------

Exhibit A:  Agreement of Joint Filing                              15

Exhibit B:  List of General Partners of KPCB VI Associates         16

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

               The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 10, 1998, containing the information required by Schedule 13G, for the shares of Common Stock of Pharmacopeia, Inc. previously held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"), and, to the extent applicable, the shares over which each individual exercises sole voting and dispositive control, as set forth in the amended statement. Each individual disclaims beneficial ownership of the shares of Pharmacopeia, Inc. common stock held directly by KPCB VI.

Dated:  February 10, 1998


                                   KPCB VI ASSOCIATES, L.P.,
                                   A CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                      -------------------------------
                                        A General Partner


                                   KLEINER PERKINS CAUFIELD & BYERS
                                   VI, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                      -------------------------------
                                        A General Partner


                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH S. LACOB
                                   BERNARD LACROUTE
                                   JAMES P. LALLY


                                   By: /s/ Michael S. Curry
                                      -------------------------------
                                        Michael S. Curry
                                        Attorney-in-Fact

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

               Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)       Brook H. Byers
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

2.   (a)       Vinod Khosla
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

3.   (a)       E. Floyd Kvamme
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

4.   (a)       L. John Doerr
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

5.   (a)       Joseph Lacob
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

6.   (a)       Bernard Lacroute
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen

7.   (a)       James P. Lally
     (b)       c/o Kleiner Perkins Caufield & Byers
               2750 Sand Hill Road
               Menlo Park, CA  94025
     (c)       United States Citizen